Exhibit 23.3

Consent of Qualified Person

I, Monica Barrero Bouza, EurGeol, Q.P., in connection with the Registration Statement on Form S-3 dated March 28, 2025 (the “Form S-3”), consent to:

•	The filing and use of the Technical Report Summary for the Bear Lodge REE Project with an effective date of February 29, 2024 (the “Technical Report Summary”), as an exhibit to the Form S-3 or any amendment or supplement thereto;
•	The use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form S-3 or any amendment or supplement thereto and any such Technical Report Summary; and
•	The use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-3 or any amendment or supplement thereto.

I am the qualified person responsible for authoring the following sections of the Technical Report Summary: 1, 2, 3, 4, 5, 6, 7, 8, 9, 11, 22, and 23.

Dated:	March 28, 2025

By:	/s/ Monica Barrero Bouza

Name:	Monica Barrero Bouza, EurGeol.

Title:	Consultant